Exhibit 10.8

December 30, 2011

Paul Sweetenham

The TJX Companies, Inc.

770 Cochituate Road

Framingham, MA 01701

Re: Letter Agreement

Dear Paul:

Reference is made to the Agreement between and among you, The TJX Companies, Inc. (“TJX”) and TJX UK dated as of January 29, 2010 (the “Employment Agreement”), and to the agreement between you and TJX UK dated December 30, 2011 (the “Compromise Agreement”). In connection with the termination of your employment with TJX and its subsidiaries (the “Employer”) on January 28, 2012 (the “Termination Date”), and in consideration for the payments described in this letter agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and TJX hereby agree as follows:

1. Payments. Subject to your meeting the terms and conditions of this letter agreement to the satisfaction of TJX, you shall receive the following payments:

(a)	in recognition of the completion of TJX’s Long Range Performance Incentive Plan (“LRPIP”) cycle ending on the Termination Date and the forfeiture as of the Termination Date of the performance-based restricted stock award granted to you on April 7, 2009 under TJX’s Stock Incentive Plan (“SIP”), a cash payment in the amount of $1,260,000, one half (1/2) of which is to be paid by TJX on or about August 2, 2013 and the remainder of which is to be paid by TJX on or about January 31, 2014, provided that the Executive Compensation Committee of TJX’s Board of Directors (the “ECC”) certifies LRPIP performance for such cycle at a level providing for a payout of at least 67% of the target payout amount for such cycle; and further provided that, if the ECC certifies LRPIP performance for such cycle at a level providing for a payout greater than 0% but less than 67% of the target payout amount, the aggregate sum payable under this section 1(a) shall be reduced on a straight line basis (with no amount paid if no LRPIP payout is authorized for such cycle);

(b)	the aggregate amount of $354,166.67, to be paid by TJX in five (5) equal monthly installments starting on the next payroll date following February 28, 2013;

(c)	$850,000, to be paid by TJX on or about August 2, 2013; and

(d)	$425,000, to be paid by TJX on or about January 31, 2014.

The US dollar amounts set forth above under this section 1 will be converted to pounds sterling at the rate of $1.56 to £1.00, irrespective of the prevailing exchange rate at the time of payment. You hereby acknowledge that you have agreed to certain restrictions and obligations under the Employment Agreement and under the Compromise Agreement (the “UK Obligations”), and that this letter agreement imposes additional restrictions and obligations on you not included under your UK Obligations (the “Additional Obligations”). You further acknowledge and agree that TJX’s obligation to pay any amount under this section 1 is expressly contingent upon your full and strict compliance with each of the Additional Obligations through the date of payment, disregarding any deletion, reformation or restriction by any court, administrative, arbitral or governmental body or other tribunal; and that if any parts or provisions of section 2 or section 3 under this letter agreement are so deleted, reformed or restricted as to substantive reach, duration, geographic scope or otherwise, TJX’s obligation to pay any amount under this section 1 shall be automatically and immediately reduced (but not below $50) in proportion to the reduction in Additional Obligations attributable to such deletion, reformation or restriction.

2. Nonsolicitation. During the period beginning on the date hereof and ending on January 31, 2014 (the “Nonsolicitation Period”), you shall not, and shall not direct any other individual or entity to, directly or indirectly (including as a partner, shareholder, joint venturer or other investor) (i) hire, offer to hire, attempt to hire or assist in the hiring of, any protected person as an employee, director, consultant, advisor or other service provider, (ii) recommend any protected person for employment or other engagement with any person or entity other than the Employer, (iii) solicit for employment or other engagement any protected person, or seek to persuade, induce or encourage any protected person to discontinue employment or engagement with the Employer, or recommend to any protected person any employment or engagement other than with the Employer, (iv) accept services of any sort (whether for compensation or otherwise) from any protected person, or (v) participate with any other person or entity in any of the foregoing activities. Any individual or entity to which you provide services (as an employee, director, consultant, advisor or otherwise) or in which you are a shareholder, member, partner, joint venture or investor, excluding interests in the common stock of any publicly traded corporation of one percent (1%) or less, and any individual or entity that is affiliated with any such individual or entity, shall, for purposes of the preceding sentence, be irrebuttably presumed to have acted at your direction with respect to any “protected person” who worked with you at any time during the six (6) months prior to the Termination Date. A “protected person” is a person who as of the Termination Date, or within six (6) months prior thereto, is or was employed by the Employer either in a position of Assistant Vice President or higher, or in a salaried position in any merchandising group. As to (I) each “protected person” to whom the foregoing applies, (II) each subcategory of “protected person,” as defined above, (III) each limitation on (A) employment or other engagement, (B) solicitation and (C) unsolicited acceptance of services, of each “protected person” and (IV) each month of the period during which the provisions of this section 2 apply to each of the foregoing, the provisions set forth in this section 2 shall be deemed to be separate and independent agreements. In the event of unenforceability of any one or more such agreement(s), such unenforceable agreement(s) shall be deemed automatically reformed in order to allow for the greatest degree of enforceability authorized by law or, if no such reformation is possible, deleted from the provisions hereof entirely, and such reformation or deletion shall not affect the enforceability of any other provision of this section 2 or (except as provided under section 1) any other term of this letter agreement.

3. Noncompetition. During the course of your employment, you have learned vital trade secrets of the Employer and have had access to confidential and proprietary information (including Confidential Information, as defined below) and business plans of the Employer. Therefore, during the period beginning on the date hereof and ending on August 2, 2013 (the “Noncompetition Period”), you will not, directly or indirectly, be a shareholder, member, partner, joint venturer or investor (disregarding in this connection passive ownership for investment purposes of common stock representing one percent (1%) or less of the voting power or value of any publicly traded corporation) in, serve as a director or manager of, be engaged in any employment, consulting, or fees-for-services relationship or arrangement with, or advise with respect to the organization or conduct of, or any investment in, any “competitive business” as hereinafter defined or any Person that engages in any “competitive business” as hereinafter defined, nor shall you undertake any planning to engage in any such activities. The term “competitive business” (i) shall mean any business (however organized or conducted, including, without limitation, an on-line, “ecommerce” or other internet-based business) that competes with a business in which the Employer was engaged at any time during the 12-month period preceding the Termination Date, or in which the Employer was, at any time during the 12-

month period preceding the Termination Date, planning to engage, and (ii) shall conclusively be presumed to include, but shall not be limited to, (A) any business designated as a competitive business in the Committee Resolution, including, without limitation, an on-line, “ecommerce” or other internet-based business of any such business, and (B) any other off-price, promotional, or warehouse club type retail business, however organized or conducted (including, without limitation, an on-line, “ecommerce” or other internet-based business), that sells apparel, footwear, home fashions, home furnishings, jewelry, accessories, or any other category of merchandise sold by the Employer as of the Termination Date. For purposes of this section 3, a “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Employer, and reference to any Person (the “first Person”) shall be deemed to include any other Person that controls, is controlled by or is under common control with the first Person; and the “Committee Resolution” means the designation of competitive businesses most recently adopted by the ECC at or prior to the date of execution of this letter agreement for purposes of the restrictive covenants applicable to you. If, at any time, pursuant to action of any court, administrative, arbitral or governmental body or other tribunal, the operation of any part of this section 3 shall be determined to be unlawful or otherwise unenforceable, then the coverage of this section 3 shall be deemed to be reformed and restricted as to substantive reach, duration, geographic scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable to the greatest extent possible in the particular jurisdiction in which such determination is made.

4. Confidentiality and Employer Property. You agree that all Confidential Information, as defined below, which you create or have created, or to which you have or had access, as a result of your employment and other associations with the Employer, is and shall remain the sole and exclusive property of the Employer. You agree that, except as expressly authorized in writing in advance by the Company or as required by applicable law or regulations or in any Court proceedings for the enforcement of this letter agreement or the Compromise Agreement, you will never, directly or indirectly, use or disclose any Confidential Information unless the same has come into the public domain otherwise than as a result directly or indirectly of your actions. Use or disclosure of Confidential Information includes, without limitation, directly or indirectly publishing (through written, verbal or visual communication in any medium, including without limitation print, internet-based, or broadcast media or public performance) any diary, memoir, letter, story, photograph, interview, article, essay, account or description concerning any Confidential Information. You understand and agree that this restriction shall continue to apply at all times after the termination of your employment. Further, you agree to furnish prompt notice to TJX of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agree to provide TJX a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. For purposes of this letter agreement, “Confidential Information” means any and all information of the Employer, whether or not in writing, that is not generally available to others with whom the Employer competes or does business, or with whom it plans to compete or do business, and any and all information, which, if disclosed, would assist in competition against the Employer or which otherwise concerns the Employer’s financial and other business affairs , including but not limited to: the Employer’s unique plans, strategies and information concerning Employer marketing, operations, procurement, technology, recruiting and staffing, financing, processes, computer programs and related documentation, customer lists, trade secrets, contracts, contract negotiations, systems, policies, employee relations matters, and research and development; all proprietary information of the Employer, including but not limited to computer software, databases, technical data, business and/or marketing plans and arrangements, processes, know-how, developments, copyrightable works, assigned inventions, information regarding any aspect of the Employer’s intellectual property, products or services; the development, research, market research, testing, marketing and financial activities and strategic plans of the Employer, including without limitation information regarding any existing or proposed acquisition, strategic alliance or joint venture; the manner in which the Employer operates, including without limitation the Employer’s accounting and business methods; its costs and sources of supply; the identity and special needs of the customers, prospective customers and subcontractors of the Employer; and the people and organizations with whom the Employer has business relationships and the substance of those relationships. All documents, records and files, in any media, relating to the business, present or otherwise, of the Employer and any copies (“Documents”), whether or not prepared by you, are the exclusive property of the Employer. You must diligently safeguard all Documents and, no later than the Termination Date, you must surrender to the Employer all Documents, and shall execute a certificate representing and warranting that you have returned all such Documents in your possession or under your control.

5. Nondisparagement. At all times following the date hereof, you agree, for yourself and all others acting on your behalf, that you will not directly or indirectly say or do anything that would disparage, reflect negatively on, or call into question the Employer’s business operations, stores, products, reputation, business relationships, or present or future businesses, or the reputation of any past or present directors, executives, officers, employees, agents or affiliates, parents or subsidiaries of the Employer.

6. Release. Your entitlement to any Contingent Benefits is expressly conditioned on (i) your executing and delivering to TJX an effective release of claims (in the form attached hereto) not later than twenty-one (21) days following the Termination Date, and (ii) your not revoking such release within seven (7) days of your execution and delivery thereof. “Contingent Benefits” means the payments under section 1 of this letter agreement, plus compensation and benefits provided to you under TJX’s Stock Incentive Plan, plus any other compensation and benefits that are paid or provided by TJX (or a U.S. affiliate of TJX) (but subject to such exceptions as TJX may determine in its discretion for amounts accrued and vested prior to the Termination Date).

7. Notice of New Address and Employment. During the Nonsolicitation Period and the Noncompetition Period, you shall notify TJX in writing of any change in your address and of each new job or other material business activity in which you plan to engage at least two (2) weeks prior to beginning such job or activity. Such notice shall state the name and address of any new employer and the nature of your position. You further agree to certify to TJX in writing (in a form acceptable to TJX) your full and strict compliance with all of the terms of this letter agreement and the Compromise Agreement at the close of the Noncompetition Period (as a precondition to the first payment to be made under section 1(a) above and the payment under section 1(c) above) and again at the close of the Nonsolicitation Period (as a precondition to the second payment to be made under section 1(a) above and the payment under section 1(d) above). You further agree to provide TJX with any other pertinent information concerning such business activity as TJX may reasonably request in order to determine your continued compliance with your obligations under this letter agreement. You agree to notify your new employer(s) of your obligations under this letter agreement, and hereby consent to notification by the Employer to your new employer(s) concerning your obligations under this letter agreement.

8. Forfeiture and Recovery of Compensation. Your right to receive the payments under section 1 of this letter agreement is subject to your full and strict compliance with the provisions of this letter agreement. If, during your employment or at any time following the Termination Date, you breach any provision of this letter agreement, TJX’s obligation to pay benefits to you under this letter agreement shall forthwith cease and you shall immediately forfeit any sums remaining to be paid to you under section 1 of this letter agreement. You hereby acknowledge and agree that, in addition to the terms of this letter agreement, you are further subject to any Employer policy regarding recovery of compensation to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section.

9. Additional Remedies. You hereby advise TJX that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you, and you agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, confidential information and other legitimate business interests of the Employer, that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You agree that you will never assert, or permit to be asserted on your behalf, in any forum, any position contrary to the foregoing. You also acknowledge and agree that, were you to breach any of the provisions of this letter agreement, the harm to the Employer would be irreparable. You therefore agree that, in the event of such a breach or threatened breach, TJX shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach or threatened breach without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with enforcing its rights hereunder, and any other appropriate legal or equitable relief. You further agree that, in the event that any provision of this letter agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Finally, you agree that the Noncompetition Period and the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which you are in violation of any of the terms of this letter agreement, in order that the Employer shall have the agreed-upon temporal protection recited herein.

10. Additional Terms. You further acknowledge and agree as follows: (a) You expressly consent to be bound by the provisions of this letter agreement for the benefit of TJX, and any successor or assign of TJX (without the necessity that this letter agreement be re-signed). Your rights and obligations under this letter agreement are not assignable. (b) Any payments made or to be made to you shall be subject to applicable tax and other required withholding (as determined by TJX) which we expect to be made under UK tax code 0T. The Employer shall not be liable for any additional taxes, or any penalties or interest, with respect to any amounts that may be payable to you hereunder. (c) The payments and benefits described in this letter agreement and in the Compromise Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Employer, whether arising under the Employment Agreement or otherwise, in connection with your employment or the termination thereof, and, except as expressly provided under section 1 of this letter agreement or under the Compromise Agreement, nothing further is or will be owed to you by the Employer. (d) This letter agreement, together with the Compromise Agreement, sets forth the entire agreement between you and TJX (and between you and the Employer), and supersedes the Employment Agreement and all prior and contemporaneous communications, agreements and understandings, written or oral, between you and TJX (and between you and the Employer), with respect to the subject matter hereof. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized officer of TJX. Provisions of this letter agreement shall survive the termination of your employment and termination of the Compromise Agreement, and shall survive if otherwise necessary or desirable to accomplish the purpose of other surviving provisions. (e) The provisions of this letter agreement are severable, and no breach of any provision of this letter agreement by the Employer, or any other claimed breach of contract or violation of law, shall operate to excuse your obligation to fulfill the requirements of sections 2, 3, 4, 5, 6 and 7 hereof. The restrictions contained in each section and subsection of this letter agreement shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions. If any provision of this letter agreement should, for any reason, be held invalid or unenforceable in any respect, it shall not affect any other provisions (except as provided under section 1), and shall be construed by limiting it so as to be enforceable to the maximum extent permissible by law.

11. This is a Massachusetts contract and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws principles thereof. The parties shall submit to the exclusive jurisdiction of the United States District Court for the District of Massachusetts (or, if such jurisdiction is lacking, the courts of the Commonwealth of Massachusetts) for purposes of resolving any dispute hereunder.

12. In signing this letter agreement, you give TJX assurance that you have read and understood all of its terms; that you have had a full and reasonable opportunity to consider its terms and to consult with any person of your choosing before signing; that you have not relied on any agreements or representations, express or implied, that are not set forth expressly in this letter agreement; and that you have signed this letter agreement knowingly and voluntarily. This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

THE TJX COMPANIES, INC.

By:	/s/ Ernie Herrman

Intending to be legally bound hereby, I have signed this letter agreement under seal as of the date first set forth above.

/s/ Paul Sweetenham
Paul Sweetenham

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